Exhibit 99.2

INDEX TO FINANCIAL PAGES

Financial Statements of Weyerhaeuser Real Estate Company

Weyerhaeuser Real Estate Company

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Weyerhaeuser Real Estate Company:

We have audited the accompanying consolidated balance sheets of Weyerhaeuser Real Estate Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Real Estate Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, WA

February 18, 2014

CONSOLIDATED STATEMENT OF OPERATIONS

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER-SHARE FIGURES
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Revenues:
Single-family home sales	$241,902	$182,381	$1,218,430	$870,596	$768,071
Land and lots	3,387	11,262	52,261	192,489	66,703
Other operations	2,843	1,873	4,021	7,221	2,971

Total revenues	248,132	195,516	1,274,712	1,070,306	837,745

Costs and expenses:
Single-family homes	190,840	146,631	948,561	690,578	589,574
Land and lots	3,138	11,769	38,052	116,143	36,542
Impairments and related charges, homebuilding (Note 19)	468	493	345,448	3,591	11,019
Other operations	1,617	1,167	2,854	5,214	2,682
Sales and marketing	20,905	18,244	94,521	78,022	71,587
General and administrative	18,005	18,414	74,244	75,583	71,348
Restructuring	1,716	440	10,938	2,460	2,801

Total costs and expenses	236,689	197,158	1,514,618	971,591	785,553

Operating income (loss)	11,443	(1,642)	(239,906)	98,715	52,192

Other income (expense):
Equity in earnings (loss) of unconsolidated entities (Note 7)	(68)	(103)	2	2,490	1,584
Other income (expense), net (Note 21)	735	951	2,450	(1,576)	496

Total other income (expense)	667	848	2,452	914	2,080

Earnings (loss) from continuing operations before income taxes	12,110	(794)	(237,454)	99,629	54,272
Income tax benefit (expense) (Note 22)	(4,529)	739	86,161	(38,910)	(19,333)

Earnings (loss) from continuing operations	7,581	(55)	(151,293)	60,719	34,939
Discontinued operations, net of income taxes (Note 24)	—	189	1,838	762	589

Net earnings (loss) attributable to common shareholder	$7,581	$134	$(149,455)	$61,481	$35,528

Basic earnings (loss) per share attributable to common shareholder (Note 3)
Continuing operations	$0.08	$(0.01)	$(1.51)	$0.61	$0.35
Discontinued operations	—	0.01	0.02	0.00	0.01

Net earnings per share	$0.08	$—	$(1.49)	$0.61	$0.36

Weighted average shares outstanding (in thousands) (Note 3)	100,000	100,000	100,000	100,000	100,000

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Assets
Cash	$3,338	$4,510	$5,212
Receivables, net (Note 4)	35,425	60,397	72,053
Deposits on real estate under option or contract	31,104	38,788	31,169
Inventory (Note 5)	1,500,608	1,421,986	1,609,485
Operating properties and equipment, net (Note 9)	17,305	17,386	13,517
Intangible assets, net (Note 10)	6,360	6,494	7,028
Investments in unconsolidated entities (Note 7)	15,672	20,923	20,599
Income tax receivable from Weyerhaeuser (Note 11 and Note 22)	—	—	14
Deferred tax assets (Note 22)	287,946	288,983	179,585
Prepaid expenses and other assets (Note 6)	44,240	50,997	42,582
Assets of discontinued operations (Note 24)	—	—	18,293

Total assets	$1,941,998	$1,910,464	$1,999,537

Liabilities
Accounts payable	$43,807	$40,755	$40,875
Accounts payable to Weyerhaeuser (Note 11)	33,180	18,921	18,661
Accrued payroll liabilities	33,724	48,232	51,774
Other accrued liabilities (Note 17)	100,178	119,302	94,005
Debt payable to third parties (Note 12)	—	—	109,255
Debt payable to Weyerhaeuser (Note 11)	868,809	834,589	689,553
Debt (nonrecourse to the Company) held by variable interest entities (Note 8)	6,041	6,571	989
Income tax payable to Weyerhaeuser (Note 11 and Note 22)	19,625	16,577	—
Liabilities of discontinued operations (Note 24)	—	—	698
Commitments and contingencies (Note 16)

Total liabilities	1,105,364	1,084,947	1,005,810

Equity
Shareholder’s interest:
Common shares: $.04 par value; 100,000,000 authorized, issued and outstanding	4,000	4,000	4,000
Other capital	332,624	330,886	338,114
Retained earnings	469,791	462,210	611,665

Total shareholder’s interest	806,415	797,096	953,779
Noncontrolling interests (Note 8)	30,219	28,421	39,948

Total equity	836,634	825,517	993,727

Total liabilities and equity	$1,941,998	$1,910,464	$1,999,537

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Cash flows from operations:
Net earnings (loss)	$7,581	$134	$(149,455)	$61,481	$35,528
Noncash charges (credits) to operations:
Depreciation and amortization	2,882	2,727	13,489	11,798	12,241
Deferred income taxes, net (Note 22)	1,029	105	(108,869)	38,000	27,487
Share-based compensation expense (Note 15)	1,293	1,121	5,002	3,854	3,026
Equity in (earnings)loss of unconsolidated entities	68	103	(2)	(2,453)	(2,313)
Net gain on sale of discontinued operations (Note 24)	—	—	(1,946)	—	—
Charge for early extinguishment of debt	—	—	645	—	—
Charges for impairment of assets (Note 19)	468	493	345,448	3,591	11,019
Change in:
Receivables, net	24,972	(3,302)	11,656	(31,960)	11,677
Income taxes receivable from or payable to Weyerhaeuser	3,014	(2,068)	33,033	20,137	(22,758)
Inventory	(67,902)	(59,350)	(165,471)	(74,939)	(11,759)
Accounts payable, accrued payroll liabilities and other accrued liabilities	(10,420)	(9,529)	13,662	26,632	(49,071)
Deposits, prepaid expenses and other assets	11,811	(2,629)	(19,391)	3,845	(834)
Returns on investments in unconsolidated entities	—	—	1,111	2,680	2,634
Other operating cash flows	31	824	84	180	59

Net cash flows from operations	(25,173)	(71,371)	(21,004)	62,846	16,936

Cash flows from investing activities:
Property and equipment purchases	(1,663)	(1,636)	(10,350)	(3,529)	(2,937)
Proceeds from sale of property and equipment	4	—	5	4	49
(Investments in) distributions from unconsolidated entities	(473)	(100)	(1,571)	(232)	67
Proceeds from sale of discontinued operations (Note 24)	—	—	3,623	—	—
Proceeds from sale of partnership interests (Note 7)	—	—	—	1,634	—

Cash flows from investing activities	(2,132)	(1,736)	(8,293)	(2,123)	(2,821)

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Cash flows from financing activities:
Payments on debt payable to third parties (Note 12)	—	—	(109,900)	(175,805)	(64,874)
Changes in debt payable to Weyerhaeuser, net	34,220	72,515	145,036	120,810	60,547
Change in book overdrafts	(5,639)	3,218	6,821	(2,809)	2,114
Net proceeds from debt held by variable interest entities	(803)	—	5,582	—	—
Contributions from noncontrolling interests	854	—	925	233	2,294
Distributions to noncontrolling interests	(2,985)	—	(8,046)	—	—
Excess tax benefits of share-based awards (Note 15)	486	—	2,097	1,241	799
Return of capital to Weyerhaeuser	—	(3,567)	(13,920)	(2,351)	(12,925)

Cash flows from financing activities	26,133	72,166	28,595	(58,681)	(12,045)

Net change in cash	(1,172)	(941)	(702)	2,042	2,070
Cash at beginning of year	4,510	5,212	5,212	3,170	1,100

Cash at end of period	$3,338	$4,271	$4,510	$5,212	$3,170

Cash paid (received) during the year for:
Interest, net of amounts capitalized of $3,809, $4,470, $19,081, $22,059 and $21,520 (Note 5)	$—	$—	$2,091	$8,191	$3,333

Income taxes, net	$—	$1,335	$(10,521)	$(20,744)	$13,331

Supplemental disclosure of noncash investing and financing activities:
Effect of net consolidation and de-consolidation of variable interest entities:
Increase (decrease) in consolidated inventory not owned	5,629	(13,927)	$(7,411)	$39,057	$—
Increase (decrease) in deposits on real estate under option or contract and other assets	(1,700)	3,483	3,005	(4,511)	—
Decrease in debt held by variable interest entities	—	(688)	—	7,293	—
(Increase) decrease in noncontrolling interests	(3,929)	11,132	4,406	(41,839)	—
Acquisition of joint venture interest in legal settlement	—	—	—	—	5,086

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Common shares:
Balance at beginning and end of period	$4,000	$4,000	$4,000	$4,000	$4,000

Other capital:
Balance at beginning of year	$330,886	$338,115	$338,114	$337,120	$346,863
Weyerhaeuser share-based compensation	1,293	1,121	5,002	3,854	3,026
Return of capital to Weyerhaeuser	—	(3.567)	(13,920)	(2,351)	(12,925)
Excess tax (cost) benefit of share-based awards, net	445	748	1,690	(509)	156

Balance at end of period	$332,624	$336,417	$330,886	$338,114	$337,120

Retained earnings:
Balance at beginning of year	$462,210	$611,665	$611,665	$550,184	$514,656
Net earnings (loss) attributable to common shareholder	7,581	134	(149,455)	61,481	35,528

Balance at end of period	$469,791	$611,799	$462,210	$611,665	$550,184

Total shareholder’s interest:
Balance at end of period	$806,415	$952,216	$797,096	$953,779	$891,304

Noncontrolling interests:
Balance at beginning of year	$28,421	$39,948	$39,948	$(1,597)	$(3,597)
Contributions from (distributions to) noncontrolling interests, net	(2,131)	—	(7,121)	233	2,294
Net effect of consolidations, de-consolidations and other transactions	3,929	(11,132)	(4,406)	41,312	(294)

Balance at end of period	$30,219	$28,816	$28,421	$39,948	$(1,597)

Total equity:
Balance at end of period	$836,634	$981,032	$825,517	$993,727	$889,707

See accompanying Notes to Consolidated Financial Statements.

Index for Notes to Consolidated Financial Statements

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Weyerhaeuser Real Estate Company (“WRECO”) was founded in 1970. WRECO is primarily engaged in the design, construction and sale of single-family homes in California, Texas, Arizona, Washington, Nevada, Maryland and Virginia. WRECO’s core markets are Southern California, Houston, Phoenix and Tucson, the Puget Sound region of Washington State, Las Vegas, Richmond and the Washington, DC suburbs. In addition, WRECO is a developer of master planned communities, which include residential lots for its own use, lots for sale to other homebuilders, and the sale of commercial and multi-family properties, primarily in Southern California.

WRECO is a wholly owned subsidiary of Weyerhaeuser NR Company, which is a wholly owned subsidiary of Weyerhaeuser Company. Substantially all of WRECO’s operations are conducted through five direct subsidiaries: Maracay Homes LLC (“Maracay”), Pardee Homes (“Pardee”), The Quadrant Corporation (“Quadrant”), Trendmaker Homes, Inc. (“Trendmaker”) and Winchester Homes, Inc. (“Winchester”).

BASIS OF PRESENTATION

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Our consolidated financial statements provide an overall view of our results of operations and financial condition. They include our accounts and the accounts of entities that we control, including:

•	all wholly owned subsidiaries;

•	majority-owned entities, with our co-investors’ ownership share of these entities recorded as noncontrolling interests, which is presented as a separate component of equity;

•	variable interest entities in which we may not have any ownership interest, but we are the primary beneficiary, with the owners’ share of these entities recorded as noncontrolling interests; and

•	investments in and our share of net earnings or losses of entities accounted for under the equity method.

They do not include our intercompany transactions and accounts, which are eliminated in consolidation.

On January 17, 2014, we effected a 100 for 1 stock split of our common shares, increasing the number of outstanding shares from 1 million to 100 million. All share and per share data has been restated to retroactively reflect the stock split for all periods presented.

Throughout these Notes to the Consolidated Financial Statements, unless specified otherwise, references to “Weyerhaeuser Real Estate Company,” “WRECO,” “we” and “our” refer to the consolidated company. We use the term “Weyerhaeuser” to refer to our parent entities, which may be either Weyerhaeuser Company, Weyerhaeuser NR Company, or both.

ESTIMATES

We make estimates and assumptions during our reporting periods and at the date of our financial statements. Significant estimates include:

•	reported amounts of assets, liabilities and equity;

•	disclosure of contingent assets and liabilities; and

•	reported amounts of revenues and expenses.

While we do our best in preparing these estimates, actual results can and do differ from those estimates and assumptions.

UNAUDITED INTERIM FINANCIAL DATA

The accompanying balance sheet as of March 31, 2014 and the statements of operations, cash flows and changes in equity for the three months ended March 31, 2014 and 2013 are unaudited. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, reflect adjustments (consisting of normal recurring adjustments) considered necessary to state fairly WRECO’s financial position as of March 31, 2014. The financial data and other information disclosed in these notes to the financial statements related to the three months ended March 31, 2014 and 2013 are unaudited. The results for the three months ended March 31, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or for any other interim period.

REVENUE RECOGNITION

We recognize revenue from single-family home sales and non-single-family activities when deliveries or closings have occurred, required down payments have been received, title and possession have been transferred to the customer, and we have no substantial continuing involvement with the real estate and all other criteria for sale and profit recognition are satisfied.

EARNINGS PER SHARE

We compute basic earnings per share by dividing net earnings attributable to common shareholder by the weighted average number of common shares outstanding during the period. We currently have no items that would create diluted earnings per share.

RECEIVABLES

We record receivables at carrying values that approximate fair values. See Note 4: Receivables and Note: 13 Fair Value of Financial Instruments. Discounts are recorded to adjust non-interest-bearing notes and contracts receivable or notes and contracts with below-market-rate interest terms to estimated fair value on the date of issuance. Discounts are amortized into interest income over the remaining term of the note or contract receivable. Allowances are determined based on historical losses and management’s judgment as to future collectability. The allowance represents our best estimate of the amounts of credit losses in the existing receivables.

INVENTORY

Inventory is stated at cost unless events and circumstances trigger an impairment. Inventory includes costs associated with land acquisition, land development, and home construction, including capitalized interest and real estate taxes incurred during the development and construction period, and direct overhead costs related to development and construction activities. In accordance with ASC 835-20, Capitalization of Interest, interest is capitalized to qualified assets including homes under construction, land and lots under development and land being processed for development. Interest incurred on debt levels in excess of these qualified assets is expensed as incurred. Land and land development costs are allocated to lots or acreage held for sale based on total acreage in a master planned community or based on specific identification or the relative sales value of homes in a residential community. Land and land development costs are allocated to homebuilding inventory when construction begins and include both actual costs incurred to date and estimated costs expected to be incurred over the life of the community. The cost of inventory, including both direct construction costs and allocated land and lot costs, are recognized in costs and expenses when the sale of inventory closes and delivery occurs or when inventory is impaired.

Land is classified as acreage listed for sale when it has been approved for sale in its current condition, is being actively marketed for sale, and is expected to be sold within one year.

Consolidated not owned inventory is recorded at estimated fair value when the asset is first consolidated plus development and construction costs incurred while consolidated.

DEPOSITS ON REAL ESTATE UNDER OPTION OR CONTRACT

Deposits paid related to purchase contracts and land options are recorded and classified as deposits on real estate under option or contract until the related land is purchased. Deposits are reclassified as a component of inventory at the time the deposit is used to offset the acquisition price of the land or lots based on the terms of the underlying agreements. To the extent they are non-refundable, deposits are charged to expense if the land acquisition is terminated or no longer considered probable.

IMPAIRMENTS

Long-lived assets, including inventory and deposits, operating properties and equipment, intangible assets, investments in unconsolidated entities, and certain other assets, are subject to a review for impairment if events or changes in circumstances or changes in intended use indicate that the carrying amount of the asset may not be recoverable from future undiscounted net cash flows expected to be generated by the asset or asset group. When the carrying amount is not expected to be recoverable, we record an impairment loss for the difference between the asset’s carrying value and its estimated fair value. The determination of fair value is based on independent appraisals and market pricing of comparable assets, when available, or the discounted value of estimated future net cash flows from these assets. These estimates are based upon management’s assessment, which may require significant judgments and estimates, and actual results could differ from these fair value estimates. Write-downs of impaired homebuilding-related assets are recorded in the consolidated statement of operations as impairments and related charges, homebuilding and are included in operating costs and expenses.

ADVERTISING COSTS

The cost of model homes is capitalized to inventory and is recorded as cost of sales when the model home is sold to a third party. Costs related to certain other tangible assets used for single-family home sales and marketing purposes, such as incremental model complex costs, model furnishings and sales offices, are generally capitalized as either operating properties and equipment or other assets in the consolidated balance sheet. The cost of these assets are amortized into sales and marketing expense on either a straight-line basis over the estimated useful life of the asset or on a pro rata basis as homes within each community are delivered. Advertising costs are expensed as incurred and are included as sales and marketing expense in the accompanying consolidated statement of operations. Advertising costs expensed as incurred were approximately $3.3 million (unaudited) and $3.7 million (unaudited) for the three months ended March 31, 2014 and 2013, and $15.5 million, $13.7 million, $12.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

WARRANTY RESERVES

We accrue warranty reserves as home deliveries occur. The accrual is generally based on a percentage of single-family home sales revenue, but amounts accrued on homes delivered will vary based on product type and geographical area. Warranty coverage also varies depending on state and local laws. The warranty reserve is included in other accrued liabilities in the accompanying consolidated balance sheet and represents expected future costs based on our historical experience in previous years. We periodically review the adequacy of the remaining reserve balance and make adjustments as deemed necessary. We carry insurance that covers certain warranty expenditures at Pardee. We record expected recoveries from insurance carriers when proceeds are probable and estimable.

INVESTMENTS IN UNCONSOLIDATED ENTITIES

We have investments in unconsolidated entities over which we have significant influence that we account for using the equity method with taxes provided on undistributed earnings. We record earnings and accrue taxes in the period that the earnings are recorded by our affiliates. Under the equity method, our share of the unconsolidated entities’ earnings or loss is included in equity in earnings of unconsolidated entities in the accompanying consolidated statement of operations. We evaluate our investments in unconsolidated entities for impairment when events and circumstances indicate that the carrying value of the investment may not be recoverable.

FAIR VALUE MEASUREMENTS

We estimate fair values when accounting for certain nonfinancial assets—primarily homebuilding inventories (asset groups) measured at fair value when impaired. We estimate the fair values of financial instruments using the methods described in Note 13: Fair Value of Financial Instruments. We use a fair value hierarchy when making fair value estimates. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s judgment about what a market participant would assume. The fair value hierarchy consists of the following three levels:

•	Level 1—Inputs are quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs are:

•	quoted prices for similar assets or liabilities in an active market,

•	quoted prices for identical or similar assets or liabilities in markets that are not active, or

•	inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

•	Level 3—Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Determining these estimates requires considerable judgment to interpret appropriate market data. The estimates may be significantly affected by the assumptions used such as discount rates and cash flow projections. Therefore, the estimated fair values may not be the amounts that we would have realized if the assets and liabilities had actually been exchanged.

OPERATING PROPERTIES AND EQUIPMENT

Operating properties and equipment include regional office buildings and leasehold improvements, office equipment, model home furnishings and capitalized hardware and software costs. We record operating properties and equipment at cost, net of accumulated depreciation. Depreciation is generally calculated on the straight-line method over the estimated service lives of the assets, which range from two to 30 years. We review our operating properties and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

INTANGIBLE ASSETS

Our intangible assets include trademarks and trade names resulting from our acquisition of Maracay. We amortize these intangible assets on a straight-line basis over their contractual lives or their expected useful lives. We review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

WEYERHAEUSER SHARE-BASED COMPENSATION

Some of our key officers and other employees are selected from time to time by the Compensation Committee of Weyerhaeuser’s Board of Directors to participate in Weyerhaeuser’s Long-Term Incentive Compensation Plan. We account for share-based compensation in accordance with ASC 718-10, Compensation—Stock Compensation. We establish a fair-value based measurement of share-based awards and recognize the cost of the awards in our financial statements. We generally recognize the cost in the consolidated statement of operations on the straight-line method over the period from the grant date to the date when the award is no longer contingent upon the employee providing additional service. For awards that vest upon retirement, the required service period does not extend beyond the date an employee is eligible for retirement, including early retirement. We record a contribution of capital from Weyerhaeuser as share-based compensation expense is recognized in our costs and expenses.

INCOME TAXES

We are included in the Weyerhaeuser NR Company consolidated federal income tax return and certain state income tax filings. We account for income taxes under the asset and liability method described in Note 22: Income Taxes. Our tax provisions and resulting income tax receivable from or payable to Weyerhaeuser NR Company represent the income tax amounts allocated to us on the pro rata share method based upon our actual results. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards which exist for Weyerhaeuser NR Company and are attributable to our operations. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized by Weyerhaeuser NR Company. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. See Note 22: Income Taxes for additional information regarding our valuation allowance.

NOTE 2: BUSINESS SEGMENTS

All of our homebuilding operations are primarily engaged in the design, construction and sale of single-family homes in selected metropolitan areas of the United States. In addition, we are a developer of master planned communities, which include residential lots for our own use, lots for sale to other homebuilders, and the sale of commercial and multi-family properties, primarily in Southern California. Our operating segments have been organized by homebuilding subsidiary, which reflects how we manage our business. The following table identifies our segments and the core market areas in which they operate:

SEGMENT	MARKET AREAS
Maracay	Phoenix and Tucson, Arizona
Pardee	Los Angeles/Ventura, Inland Empire (Riverside County), and San Diego, California; Las Vegas, Nevada
Quadrant	Puget Sound region of Washington State
Trendmaker	Houston, Texas
Winchester	Washington, D.C. suburbs; Richmond, Virginia

Income and expenses not related to or allocated to individual operating segments are held in the corporate and other segment. They include a portion of items such as: corporate general and administrative costs, share-based compensation costs, and interest expense not capitalized.

KEY FINANCIAL DATA BY BUSINESS SEGMENT

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Total revenues:
Maracay	$35,230	$18,114	$145,822	$103,222	$59,836
Pardee	72,462	87,124	519,074	356,489	304,276
Quadrant	32,254	24,765	127,237	127,785	102,434
Trendmaker	61,400	46,020	260,566	298,396	185,766
Winchester	46,786	19,493	222,013	184,414	184,683
Corporate and other	—	—	—	—	750

Consolidated	$248,132	$195,516	$1,274,712	$1,070,306	$837,745

Single-family home sales revenue:
Maracay	$35,230	$18,114	$145,822	$103,222	$59,836
Pardee	67,397	74,977	477,956	270,583	255,095
Quadrant	31,089	23,777	116,270	121,311	95,733
Trendmaker	61,400	46,020	260,566	199,933	175,378
Winchester	46,786	19,493	217,816	175,547	182,029

Consolidated	$241,902	$182,381	$1,218,430	$870,596	$768,071

Earnings (loss) from continuing operations before income taxes:
Maracay	$3,623	$(138)	$10,438	$5,347	$(2,230)
Pardee	7,137	5,278	(258,138)	87,691	63,311
Quadrant	781	96	1,504	(2,851)	(15,116)
Trendmaker	6,377	4,388	28,452	29,472	15,263
Winchester	4,169	(1,084)	24,561	18,537	24,135
Corporate and other	(9,977)	(9,334)	(44,271)	(38,567)	(31,091)

Consolidated	$12,110	$(794)	$(237,454)	$99,629	$54,272

Impairments and related charges, homebuilding:
Maracay	$215	$30	$203	$181	$1,997
Pardee	25	217	343,661	133	804
Quadrant	121	165	1,146	2,575	7,668
Trendmaker	24	—	7	—	211
Winchester	83	81	431	702	339

Consolidated	$468	$493	$345,448	$3,591	$11,019

Charges for Restructuring
Maracay	$—	$—	$7	$11	$58
Pardee	411	377	3,806	1,887	2,078
Quadrant	—	—	1,396	345	95
Trendmaker	—	63	70	217	13
Winchester	—	—	—	—	103
Corporate and Other	1,305	—	5,659	—	454

Consolidated	$1,716	$440	$10,938	$2,460	$2,801

	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Inventory:
Maracay	$141,769	$123,905	$65,527
Pardee	894,538	870,522	1,209,911
Quadrant	118,094	107,164	85,819
Trendmaker	137,724	129,514	101,686
Winchester	208,483	190,881	146,542

Consolidated	$1,500,608	$1,421,986	$1,609,485

Receivables, net:
Maracay	$2,238	$1,718	$397
Pardee	28,726	53,976	66,048
Quadrant	438	1,269	1,074
Trendmaker	1,218	259	16
Winchester	2,805	3,175	4,512
Corporate and other	—	—	6

Consolidated	$35,425	$60,397	$72,053

Total assets:
Maracay	$154,157	$138,552	$73,536
Pardee	964,360	976,262	1,323,751
Quadrant	130,697	125,456	98,961
Trendmaker	144,128	134,628	105,146
Winchester	250,335	234,419	184,249
Corporate and other	298,321	301,147	213,894

Consolidated	$1,941,998	$1,910,464	$1,999,537

Total assets for the corporate and other segment include income tax related assets and assets from discontinued operations. See Note 24: Discontinued Operations for more information regarding discontinued operations.

NOTE 3: NET EARNINGS PER SHARE

Our basic earnings per share attributable to our common shareholder were:

DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE FIGURES
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Net earnings (loss) attributable to common shareholder	$7,581	$134	$(149,455)	$61,481	$35,528
Weighted average common shares outstanding (in thousands)	100,000	100,000	100,000	100,000	100,000
Net earnings (loss) per common share	$0.08	—	$(1.49)	$0.61	$0.36

Net earnings per share is net earnings attributable to common shareholder divided by the weighted average number of our outstanding common shares. For all periods presented above, there was no dilutive effect on our basic net earnings per common share.

NOTE 4: RECEIVABLES

Receivables consisted of the following:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Accounts receivable	$9,337	$10,066	$5,530
Warranty receivable	11,761	12,489	13,655
Notes and contracts receivable	16,263	41,019	57,284
Other	—	13	—

Total receivables	37,361	63,587	76,469

Discounts on notes and contracts receivable	—	(1,258)	(2,631)
Allowances for uncollectible accounts	(1,936)	(1,932)	(1,785)

Total discounts and allowances	(1,936)	(3,190)	(4,416)

Receivables, less discounts and allowances	$35,425	$60,397	$72,053

Accounts receivable generally represents pending wire transfers on individual home deliveries. These receivables typically clear within a matter of days following the date of the balance sheet. Warranty receivables are related to an insurance recovery program at Pardee. For more information on product warranties, see Note 17: Other Accrued Liabilities. Notes and contracts receivable generally originate from real estate sales of land and lots and are secured by our right to foreclose on the property if the purchaser defaults on the loan. Notes and contracts receivable as of March 31, 2014 mature in 2014-2015 (unaudited).

NOTE 5: INVENTORY

Inventories consisted of the following:

	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Real estate under development and for sale:
Dwelling units:
Single-family homes	$338,463	$308,856	$207,471
Model homes	58,126	53,351	41,876

	396,589	362,207	249,347
Residential lots	501,152	456,100	400,070
Commercial acreage	6,120	6,069	7,106
Acreage listed for sale	1,014	1,063	1,290
Other inventories	—	—	726

	904,875	825,439	658,539
Land under development	286,742	292,747	307,572
Land held for future use	264,829	264,120	596,217
Consolidated inventory not owned	44,162	39,680	47,157

Total	$1,500,608	$1,421,986	$1,609,485

Inventories are comprised of the following:

•	Real estate under development and for sale:

•	Dwelling units include both in-process and completed single-family homes and the lot costs allocated to those units.

•	Residential lots are comprised of both in-process and completed residential lots that have not yet been released for home construction.

•	Commercial acreage includes land zoned for commercial use and may be finished or under development.

•	Acreage listed for sale represents land the company is actively marketing for sale.

•	Land under development includes land undergoing development, entitlement or other activities to prepare it for its intended use.

•	Land held for future use consists of land not currently undergoing development work or entitlement activities.

•	Consolidated inventory not owned represents land under contract, but owned by consolidated variable interest entities. Additional information about variable interest entities can be found in Note 8: Variable Interest Entities.

Inventories are stated at cost unless events and circumstances trigger an impairment. More information about real estate asset impairments can be found in Note 19: Real Estate and Investment Impairments and Charges.

Inventories include interest that has been capitalized to assets while in process of construction or development. The change in our capitalized interest was as follows:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Capitalized interest, beginning of year	$138,233	$155,823	$155,823	$164,056	$165,826
Interest incurred	4,038	5,023	22,674	27,038	23,736
Interest expensed, not eligible for capitalization	(229)	(553)	(3,593)	(4,979)	(2,216)

Interest capitalized	3,809	4,470	19,081	22,059	21,520
Interest amortized to costs and expenses	(4,063)	(6,741)	(36,671)	(30,292)	(23,290)

Capitalized interest, end of period	$137,979	$153,552	$138,233	$155,823	$164,056

Interest not eligible for capitalization is included in other income (expense), net in the accompanying consolidated statement of operations. Interest amortized to costs and expenses consists primarily of interest expensed through costs and expenses for single-family homes or land and lots in the accompanying consolidated statement of operations, as homes are delivered or land and lot sales are closed.

NOTE 6: PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets were comprised of the following:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Refundable fees and other deposits	$16,075	$19,566	$16,778
Pre-acquisition costs	5,796	4,751	3,037
Prepaid expenses	6,721	8,590	5,559
Development rights, held for future use or sale	7,409	9,090	10,359
Other	8,239	9,000	6,849

Total	$44,240	$50,997	$42,582

Refundable fees and other deposits primarily relate to reimbursable project costs that have been submitted for reimbursement from municipalities and utility-related fees that are eligible for reimbursement when certain events occur, such as when additional building permits are issued. These costs may be reimbursed over a period of several years.

Pre-acquisition costs are the costs incurred to evaluate a specific property prior to acquisition, such as legal costs, architectural and other professional fees, environmental studies and soil tests, appraisals, and marketing and feasibility studies. These costs are capitalized to other assets during the feasibility period when the costs are directly identified with the specific property and the cost would be capitalized if the property was already acquired. Pre-acquisition costs are transferred to inventory when the related property is purchased or expensed to impairments and related charges, homebuilding when the acquisition is no longer probable.

Development rights held for future use or sale represent intangible development-related rights such as water rights or density-related rights not expected to be utilized by the company in connection with projects currently owned and under development. These intangible assets are transferable to third parties and may be sold or retained for use by us in future development projects.

NOTE 7: INVESTMENTS IN UNCONSOLIDATED ENTITIES

As of March 31, 2014, we held equity investments in five active real estate partnerships and limited liability companies. Our participation in these entities may be as a developer, a builder, or an investment partner. Our ownership percentage varies from 7% to 50%, depending on the investment.

INVESTMENTS HELD

Our cumulative investment in entities accounted for on the equity method, including our share of earnings and losses, consisted of the following:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Limited partnership and limited liability company interests	$13,194	$18,454	$19,151
General partnership interests	2,478	2,469	1,448

Total	$15,672	$20,923	$20,599

UNCONSOLIDATED FINANCIAL INFORMATION

Aggregated assets, liabilities and operating results of the entities we account for as equity-method investments are provided below. Because our ownership interest in these entities varies, there is not a direct relationship between the information presented below and the amounts that are reflected on our consolidated balance sheet as our investment in unconsolidated entities or on our consolidated statement of operations as equity in earnings of unconsolidated entities.

Assets and Liabilities of Unconsolidated Entities

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Assets	$153,403	$274,942	$304,182
Liabilities	$22,038	$76,248	$115,120

Results of Operations From Unconsolidated Entities

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Net sales and revenues	$71	$2,480	$6,271	$15,855	$12,678
Operating income (loss)	$(940)	$(70)	$(1,250)	$3,611	$2,604
Net income (loss)	$(938)	$(89)	$(1,268)	$3,391	$2,558

NOTE 8: VARIABLE INTEREST ENTITIES

In the ordinary course of business, our homebuilding subsidiaries enter into lot option purchase agreements in order to procure land and residential lots for development and the construction of homes in the future. The use of such lot option agreements generally allows us to reduce the risks associated with direct land ownership and development, and reduces our capital and financial commitments. Pursuant to these lot option purchase agreements, we generally provide a deposit to the seller as consideration for the right to purchase lots at different times in the future, usually at predetermined prices. Such deposits are recorded as deposits on real estate under option or contract in the accompanying consolidated balance sheet.

If the entity holding the lots under option is a variable interest entity (VIE), our deposit represents a variable interest in that entity. If we are determined to be the primary beneficiary of the VIE, we will consolidate the VIE in our financial statements and reflect its assets and liabilities as inventory and debt (nonrecourse to the company) held by variable interest entities, with the net equity of the VIE owners reflected as noncontrolling interests. VIEs are de-consolidated when we are no longer considered to be the primary beneficiary of the entity. This typically occurs when we acquire the optioned land from the VIE.

Creditors of the entities with which we have option agreements have no recourse against us. The maximum exposure to loss under our lot option agreements is limited to non-refundable option deposits and any capitalized pre-acquisition costs. In some cases, we have also contracted to complete development work at a fixed cost on behalf of the land owner and budget shortfalls and savings will be borne by us.

In determining whether we are the primary beneficiary of a VIE, we consider our ability to control activities of the VIE including, but not limited to the ability to:

•	direct entitlement of land,

•	determine the budget and scope of land development work,

•	perform land development activities,

•	control financing decisions for the VIE, and

•	acquire additional land into the VIE or dispose of land in the VIE not already under contract.

If we conclude that we control such activities of the VIE, we also consider whether we have an obligation to absorb losses of or a right to receive benefits from the VIE.

As of March 31, 2014, we had options to purchase approximately 1,300 (unaudited) residential lots from VIEs we consolidated because we concluded we were the primary beneficiary. As of December 31, 2013 and 2012, we had options to purchase approximately 1,200 residential lots from VIEs we consolidated because we concluded we were the primary beneficiary. Upon initial consolidation of a VIE, we record assets at their estimated fair value. Previously capitalized deposits related to these entities are reclassified out of deposits on real estate under option or contract.

We also had options to purchase lots from entities that were not consolidated. These options may be with VIEs that are not consolidated because we are not the primary beneficiary or with entities that are not VIEs. We had 59,458 (unaudited) lots under option with these entities as of March 31, 2014, 60,134 lots under option with these entities as of December 31, 2013 and 58,921 lots under option with these entities as of December 31, 2012. This includes 56,413 lots under option in connection with a large master planned community north of Las Vegas, NV (the “Coyote Springs Property”) which is excluded from the planned transaction with TRI Pointe Homes, Inc. through which WRECO will be divested from Weyerhaeuser (“the TRI Pointe Transaction”). See Note 23: Transaction Agreement with TRI Pointe Homes, Inc. for additional information. Information related to options on the Coyote Springs Property is separately identified in the table below.

The following provides a summary of our interests in lot option agreements:

	(UNAUDITED) MARCH 31, 2014			DECEMBER 31, 2013			DECEMBER 31, 2012
	Deposits at Risk	Remaining Purchase Price	Consolidated Inventory Held by VIEs	Deposits at Risk	Remaining Purchase Price	Consolidated Inventory Held by VIEs	Deposits at Risk	Remaining Purchase Price	Consolidated Inventory Held by VIEs
Consolidated VIEs	$10,192	$38,184	$44,162	$6,979	$34,724	$39,680	$7,514	$71,686	$47,157
Unconsolidated VIEs	4,596	52,646	N/A	7,102	75,171	N/A	5,728	47,640	N/A
Other land option agreements:
Coyote Springs Property	1,019	105,211	N/A	1,019	105,211	N/A	4,019	105,211	N/A
Other	25,324	188,432	N/A	29,858	216,029	N/A	21,397	161,709	N/A

Total	$41,131	$384,473	$44,162	$44,958	$431,135	$39,680	$38,658	$386,246	$47,157

In addition to the deposits at risk included above, we had capitalized pre-acquisition costs of $5.8 million (unaudited) as of March 31, 2014, $4.8 million as of December 31, 2013 and $3.0 million as of December 31, 2012. The capitalized costs are included in prepaid expenses and other assets in our consolidated balance sheet.

NOTE 9: OPERATING PROPERTIES AND EQUIPMENT

Operating properties and equipment include regional office buildings and leasehold improvements, office equipment, model home furnishings and capitalized hardware and software costs. Depreciation is calculated using a straight-line method at rates based on estimated service lives. Maintenance and repairs are expensed as incurred.

The carrying value of operating properties and equipment as of March 31, 2014 and December 31, 2013 and 2012 and their estimated service lives were as follows:

DOLLAR AMOUNTS IN THOUSANDS
	RANGE OF LIVES	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Operating property and equipment, at cost:
Land	N/A	$1,999	$1,999	$1,937
Buildings and leasehold improvements	2–30	7,907	12,567	9,710
Equipment and model furnishings	2–10	42,015	43,883	39,550

Total cost		51,921	58,449	51,197
Allowance for depreciation		(34,616)	(41,063)	(37,680)

Operating property and equipment, net		$17,305	$17,386	$13,517

Depreciation expense on operating property and equipment for the three months ended March 31, 2014 and 2013 was:

•	$1.9 million (unaudited) in 2014 and

•	$1.6 million (unaudited) in 2013.

Depreciation expense on operating property and equipment for the years ended December 31, 2013, 2012 and 2011 was:

•	$7.2 million in 2013,

•	$7.3 million in 2012 and

•	$7.5 million in 2011.

NOTE 10: INTANGIBLE ASSETS

We recorded intangible assets at estimated fair value, based upon appraisals obtained in conjunction with the acquisition of Maracay in 2006. Our intangible assets as of March 31, 2014 and December 31, 2013 and 2012 were:

DOLLAR AMOUNTS IN THOUSANDS
	Estimated Useful Lives (in years)	(UNAUDITED) MARCH 31, 2014			DECEMBER 31, 2013			DECEMBER 31, 2012
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name	20	$10,679	$(4,319)	$6,360	$10,679	$(4,185)	$6,494	$10,679	$(3,651)	$7,028
Trademark	5	$10,679	(10,679)	—	10,679	(10,679)	—	10,679	(10,679)	—

Total		$21,358	$(14,998)	$6,360	$21,358	$(14,864)	$6,494	$21,358	$(14,330)	$7,028

Our intangible assets are amortized using a straight-line method over their estimated useful lives. The trademark was fully amortized during 2011.

Amortization of our definite-lived intangible assets for the three months ended March 31, 2014 and 2013 was:

•	$0.1 million (unaudited) in 2014 and

•	$0.1 million (unaudited) in 2013.

Amortization of our definite-lived intangible assets for the years ended December 31, 2013, 2012 and 2011 was:

•	$0.5 million in 2013,

•	$0.5 million in 2012 and

•	$0.9 million in 2011.

Our expected amortization for intangible assets for the next five years and thereafter is:

DOLLAR AMOUNTS IN THOUSANDS
(UNAUDITED) AS OF MARCH 31, 2014
Remainder of 2014	$400
2015	$534
2016	$534
2017	$534
2018	$534
Thereafter	$3,824

We review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

NOTE 11: RELATIONSHIP AND TRANSACTIONS WITH WEYERHAEUSER

As a wholly owned subsidiary of Weyerhaeuser, we have a number of general arrangements with Weyerhaeuser to facilitate our operations including, among others, a tax sharing agreement. We also have intercompany borrowing and lending arrangements.

CASH MANAGEMENT AND DEBT PAYABLE TO WEYERHAEUSER

Weyerhaeuser manages our cash balances. As part of their cash management strategies, Weyerhaeuser may choose to fund our cash needs through affiliated entities in lieu of utilizing existing third-party borrowing capacity or arranging for new borrowings, such as a credit facility, on our behalf. We have a revolving promissory note payable to Weyerhaeuser as a result of this activity. The total amounts outstanding of $868.8 million (unaudited) as of March 31, 2014, $834.6 million as of December 31, 2013 and $689.6 million as of December 31, 2012 were recorded in debt payable to Weyerhaeuser in our consolidated balance sheet.

We paid Weyerhaeuser interest on the unpaid balance of the principal amount at rates per annum for the three months ended March 31, 2014 and 2013 of:

•	LIBOR plus 1.70% in 2014 (1.86%) (unaudited) and

•	LIBOR plus 1.70% in 2013 (1.90%) (unaudited).

We paid Weyerhaeuser interest on the unpaid balance of the principal amount at rates per annum for the year ended December 31, 2013, 2012 and 2011 of:

•	LIBOR plus 1.70% in 2013 (1.87%),

•	LIBOR plus 1.70% in 2012 (1.92%) and

•	LIBOR plus 0.35% in 2011 (0.62%)

Interest incurred on the intercompany borrowings for the three months ended March 31, 2014 and 2013 was:

•	$3.9 million (unaudited) in 2014 and

•	$3.4 million (unaudited) in 2013.

Interest incurred on the intercompany borrowings for the year ended December 31, 2013, 2012 and 2011 was:

•	$15.7 million in 2013,

•	$12.8 million in 2012 and

•	$3.4 million in 2011.

The interest rate and terms of the revolving promissory note are reviewed annually. The promissory note outstanding during 2011 expired on December 31, 2011, and was replaced with the current promissory note that was scheduled to expire on December 31, 2013. On November 15, 2013, the promissory note payable to Weyerhaeuser was extended to the earlier of December 31, 2014 or the closing of the TRI Pointe Transaction. See Note 23: Transaction Agreement with Tri Pointe Homes, Inc. for more information.

SUPPORT SERVICES

Weyerhaeuser processes our payroll and related employee benefits, and provides us with other corporate services such as corporate governance, cash management and other treasury services, administrative services (such as government relations, tax, internal audit, legal, accounting, human resources and equity-based compensation plan administration), lease of office space, aviation services and insurance coverage. We are allocated a portion of Weyerhaeuser corporate general and administrative costs on either a proportional cost basis or based on usage. Management believes the assumptions and methodologies underlying the allocation of corporate general and administrative expenses are reasonable and consistently applied over the periods presented. However, these expenses may not be indicative of the actual level of expense we would have incurred if we had operated as an independent company or of expenses expected to be incurred in the future.

Costs paid to Weyerhaeuser for allocated corporate general and administrative expenses for the three months ended March 31, 2014 and 2013 were:

•	$5.5 million (unaudited) in 2014 and

•	$5.5 million (unaudited) in 2013.

Costs paid to Weyerhaeuser for allocated corporate general and administrative expenses for the year ended December 31, 2013, 2012 and 2011 were:

•	$22.9 million in 2013,

•	$20.5 million in 2012 and

•	$17.3 million in 2011.

Both the direct and allocated costs are reported in our consolidated statement of operations and, as appropriate, are accrued in our consolidated balance sheet.

TAX ALLOCATION AGREEMENT

We are included in the Weyerhaeuser NR Company consolidated federal income tax return and certain state income tax filings. Note 22: Income Taxes provides more information about our income taxes and relationship with Weyerhaeuser.

Our income taxes paid to (received from) Weyerhaeuser NR Company for the three months ended March 31, 2014 and 2013 was:

$0.0 million (unaudited) in 2014 and

$1.3 million (unaudited) in 2013.

Our income taxes paid to (received from) Weyerhaeuser NR Company for the years ended December 31, 2013, 2012 and 2011 was:

•	$(10.5) million in 2013,

•	$(20.7) million in 2012 and

•	$13.3 million in 2011.

PARTICIPATION IN WEYERHAEUSER EMPLOYEE BENEFIT ARRANGEMENTS

We participate in Weyerhaeuser’s qualified pension, defined contribution and deferred compensation plans, as well as share-based compensation plans for employees and key executive officers. Note 14: Weyerhaeuser Employee Benefit Plans and Note 15: Weyerhaeuser Share-Based Compensation describe our participation in these plans.

RELATED PARTY BALANCES ON OUR CONSOLIDATED BALANCE SHEETS

Our balances with Weyerhaeuser related to our continuing operations were:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Assets:
Income tax receivable from Weyerhaeuser	$—	$—	$14
Liabilities:
Accounts payable to Weyerhaeuser	$33,180	$18,921	$18,661
Income tax payable to Weyerhaeuser	$19,625	$16,577	$—
Debt payable to Weyerhaeuser	$868,809	$834,589	$689,553

NOTE 12: DEBT AND REVOLVING LINES OF CREDIT

This note provides details about our:

•	Debt payable to third parties and the portion due within one year and

•	Lines of credit

DEBT PAYABLE TO THIRD PARTIES

Our debt payable to third parties included notes, bonds and other borrowings payable to unrelated parties. As of December 31, 2013, all outstanding debt payable to third parties had been repaid. No additional debt payable to third parties was incurred in 2014. Also see Note 11: Relationship and Transactions with Weyerhaeuser for information regarding debt payable to Weyerhaeuser.

The following table lists our debt payable to third parties by type and interest rates as of the end of December 31, 2012 and identifies the portion of debt due within one year as of that date:

DECEMBER 31, 2012
Medium-term notes due 2013, weighted average rate of 6.14% at December 31, 2012	$69,000
Medium-term notes due 2012-2014, weighted average rate of 6.22% at December 31, 2012	15,000
Bond due 2027, variable rate of 0.25% at December 31, 2012	25,255

Total	$109,255

Portion due within one year	$69,000

In October 2013, we notified the trustee that we intended to prepay the $25.3 million in outstanding bonds and that payment occurred on November 15, 2013. In addition, we elected to repay the $15.0 million medium-term notes due in 2014 and the payment occurred on December 10, 2013. We incurred a loss on early repayment of approximately $0.6 million which was recorded in the fourth quarter of 2013. The $69.0 million medium-term notes were due and paid on December 16, 2013.

LINES OF CREDIT

In June 2011, we entered into a $1.0 billion 4-year Revolving Credit Facility Agreement jointly with Weyerhaeuser, which was set to expire in June 2015. During September 2013, we entered into a new $1.0 billion 5-year senior unsecured revolving credit facility jointly with Weyerhaeuser that expires in September 2018. This replaces the $1.0 billion revolving credit facility that was set to expire in June 2015. We may borrow up to $50.0 million under this credit facility. Neither we nor Weyerhaeuser guarantees the other’s borrowings under this facility. Borrowings are at LIBOR plus a spread or at other interest rates mutually agreed upon between the borrower and the lending banks. We did not have any borrowings outstanding under these credit lines as of March 31, 2014, December 31, 2013 or December 31, 2012. As of March 31, 2014 we were in compliance with the credit facility covenants. Upon closing of the TRI Pointe Transaction, our participation in the Revolving Credit Facility Agreement will expire. See Note 23: Transaction Agreement with TRI Pointe Homes, Inc. for additional information.

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS

This note provides information about the fair value of our:

•	debt payable to third parties and

•	other financial instruments.

The estimated fair values and carrying values of our receivables and debt as of March 31, 2014 and December 31, 2013 and 2012 were as follows:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) MARCH 31, 2014		DECEMBER 31, 2013		DECEMBER 31, 2012
	CARRYING VALUE	FAIR VALUE (LEVEL 2)	CARRYING VALUE	FAIR VALUE (LEVEL 2)	CARRYING VALUE	FAIR VALUE (LEVEL 2)
Receivables	$35,425	$35,120	$60,397	$60,390	$72,053	$71,923
Debt payable to third parties	$—	$—	$—	$—	$109,255	$111,650

The fair value of our notes and contracts receivable is based on the discounted value of the expected future cash flows using current rates for similar receivables.

The fair value estimates for notes and contracts receivable and debt represent Level 2 valuations under the fair value hierarchy, as the inputs to these valuations are based on market data obtained from independent sources or information derived principally from observable market data.

To estimate the fair value of debt, we used the following valuation approaches:

•	market approach—based on quoted market prices we received for the same types and issues of our debt; or

•	income approach—based on the discounted value of the future cash flows using market yields for the same type and comparable issues of debt.

The inputs to these valuations are based on market data obtained from independent sources or information derived principally from observable market data. The difference between the fair value and the carrying value represents the theoretical net premium or discount we would pay or receive to retire all debt at the measurement date. Changes in market rates of interest affect the fair value of our fixed rate debt.

We believe that the carrying values of our cash, accounts receivable, deposits, accounts payable and accrued liabilities approximate fair value due to their short-term nature and liquidity, and our management has the ability to cancel our deposits on real estate under option or contract at any time.

More details about our debt are in Note 12: Debt and Revolving Lines of Credit.

NOTE 14: WEYERHAEUSER EMPLOYEE BENEFIT PLANS

We participate in several employee benefit arrangements sponsored by Weyerhaeuser.

This note provides details about our participation in Weyerhaeuser’s:

•	qualified pension plan,

•	nonqualified pension plan,

•	postretirement benefit plan,

•	defined contribution plan and

•	deferred compensation plan.

WEYERHAEUSER QUALIFIED PENSION PLAN

The Weyerhaeuser Pension Plan is a qualified pension plan under the Internal Revenue Code. Salaried employees receive benefits based on each employee’s highest monthly earnings over five consecutive years during the final ten years of employment.

During the fourth quarter 2013, Weyerhaeuser ratified an amendment to the Weyerhaeuser Pension Plan that closes the plan to newly hired and rehired employees effective January 1, 2014. The change was announced in December 2013.

We have not recorded any liabilities associated with this plan; nor do we directly contribute to the plan. Weyerhaeuser is the plan sponsor and maintains both the plan and the related obligations. Our consolidated statement of operations includes allocated pension service cost and settlement or curtailment components of Weyerhaeuser’s net periodic pension cost that are directly related to our employees. We reimburse Weyerhaeuser for these allocated costs on a monthly basis.

Our participation in the Weyerhaeuser qualified pension plan resulted in the following allocated charges:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Allocated pension charges:
Qualified pension service cost	$734	$925	$3,758	$3,264	$2,891
Qualified pension curtailment	—	—	—	—	264

Total	$734	$925	$3,758	$3,264	$3,155

The funded status of the Weyerhaeuser Pension Plan, EIN Pension Plan Number 91-0470860, is at least 80% based on the accumulated benefit obligation and the total plan assets as of December 31, 2013, 2012 and 2011. We have not made, and are not required to make, any contributions to the plan and have not had a surcharge imposed. No contributions were required for any of the periods presented above.

WEYERHAEUSER NONQUALIFIED PENSION PLAN

Weyerhaeuser’s nonqualified pension plan provides additional pension benefits to a select group of employees based upon compensation levels, but is not a qualified plan under the Internal Revenue Code. Weyerhaeuser does not allocate costs of the nonqualified plan to us.

WEYERHAEUSER POSTRETIREMENT BENEFIT PLAN

Weyerhaeuser’s postretirement benefit plan provides health care and life insurance benefits for certain retired employees. Eligibility for and our contribution toward these benefits depends on whether employees met retirement eligibility as of December 31, 2009. Further, effective July 1, 2012, salaried employees who were not eligible for retirement or who qualified but continued working past June 30, 2012, no longer have access to postretirement benefits. For the postretirement benefit plan, we are only charged for our portion of plan settlements and curtailments. Weyerhaeuser did not have any postretirement plan settlements or curtailment charges for any of the periods presented above.

WEYERHAEUSER DEFINED CONTRIBUTION PLAN

Weyerhaeuser’s defined contribution plan is a tax-qualified employee savings, retirement and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Under the 401(k) Plan, eligible employees may elect to defer a portion of their current compensation, up to certain statutorily prescribed annual limits, and make corresponding periodic contributions into the 401(k) Plan. We provide a match of a certain percentage of the employee’s overall contribution.

We recognized the following defined contribution expense for the three months ended March 31, 2014 and 2013:

•	$0.4 million (unaudited) in 2014 and

•	$0.4 million (unaudited) in 2013.

We recognized the following defined contribution expense for the years ended December 31, 2013, 2012 and 2011:

•	$1.5 million in 2013,

•	$1.3 million in 2012 and

•	$1.3 million in 2011.

WEYERHAEUSER DEFERRED COMPENSATION PLAN

Certain employees are eligible to participate by either direct deferrals into the Weyerhaeuser Deferred Compensation Plan or through mandatory deferrals under the WRECO Management Short-Term Incentive Plan. Mandatory deferrals have a minimum deferral period for two years. Certain eligible employees may defer into stock equivalent units or interest bearing accounts. Stock equivalent units are liability-classified awards that are re-measured to fair value at each reporting date. We settle all deferred compensation accounts in cash.

Our accrued liability for deferred compensation was:

•	$25.1 million (unaudited) as of March 31, 2014,

•	$27.6 million as of December 31, 2013,

•	$27.9 million as of December 31, 2012, and

•	$28.4 million as of December 31, 2011.

The accrued liability for deferred compensation is included in accrued payroll liabilities on our consolidated balance sheet.

NOTE 15: WEYERHAEUSER SHARE-BASED COMPENSATION

Weyerhaeuser has certain share-based compensation plans for employees and key executive officers. Under these plans, Weyerhaeuser Company grants stock options, restricted stock units, and performance share units. Stock options entitle award recipients to purchase shares of Weyerhaeuser Company’s common stock at a fixed exercise price. Restricted stock units and performance share units entitle the holder to shares of Weyerhaeuser Company stock as the award vests and, in the case of performance awards, as performance conditions are met.

Our share-based compensation expense for the three months ended March 31, 2014 and 2013 was:

•	$1.3 million (unaudited) in 2014 and

•	$1.1 million (unaudited) in 2013.

Our share-based compensation expense for the years ended December 31, 2013, 2012 and 2011 was:

•	$5.0 million in 2013

•	$3.9 million in 2012 and

•	$3.0 million in 2011.

As of March 31, 2014, our unrecognized share-based compensation cost was $13.5 million (unaudited) related to nonvested equity-classified share-based compensation arrangements, which is expected to be recognized over a weighted-average period of approximately 2.8 years.

Our total income tax benefit from share-based awards for the three months ended March 31, 2014 and 2013 was:

•	$0.5 million (unaudited) in 2014 and

•	$0.4 million (unaudited) in 2013.

Our total income tax benefit from share-based awards for the years ended December 31, 2013, 2012 and 2011 was:

•	$1.8 million in 2013,

•	$1.4 million in 2012 and

•	$1.1 million in 2011.

Tax benefits for share-based awards are accrued as stock compensation expense is recognized. Tax benefits on share-based awards are realized when:

•	restricted stock units vest,

•	performance share units vest and

•	stock options are exercised.

When actual tax benefits realized exceed the tax benefits accrued for share-based awards, we realize an excess tax benefit. We report the excess tax benefit of share-based awards as financing cash inflows rather than operating cash inflows in our consolidated statement of cash flows. Our excess tax benefits for the three months ended March 31, 2014 and 2013 was:

•	$0.5 million (unaudited) in 2014

•	$0.0 million (unaudited) in 2013

Our excess tax benefits for the years ended December 31, 2013, 2012 and 2011 was:

•	$2.1 million in 2013,

•	$1.2 million in 2012 and

•	$0.8 million in 2011.

WEYERHAEUSER STOCK OPTIONS

Stock option awards are granted with an exercise price equal to the market price of Weyerhaeuser Company’s stock at the date of grant. Stock option awards generally vest ratably over four years of continuous service and have a 10-year contractual term. For awards granted in 2014, 2013, 2012 and 2011, awards will generally vest upon retirement for employees who retire at age 62 or older, but stop vesting for other voluntary terminations, including early retirement prior to age 62. The share-based compensation expense for individuals meeting the retirement eligibility requirements is recognized over a required service period that is less than the stated four-year vesting period.

We estimate the fair value of each stock option award on the date of grant using a Black-Scholes option valuation model.

The weighted average assumptions we used in estimating the value of stock options granted during the three months ended March 31, 2014, and the year ended December 31, 2013, 2012, and 2011 were as follows:

	(UNAUDITED) 2014 GRANTS	2013 GRANTS	2012 GRANTS	2011 GRANTS
Expected volatility	31.71%	38.00%	40.41%	38.56%
Expected dividends	2.92%	2.23%	2.94%	2.48%
Expected term (in years)	4.97	4.97	5.33	5.73
Risk-free rate	1.57%	0.92%	1.01%	2.65%
Weighted average grant date fair value	$6.62	$8.40	$5.72	$7.54

The expected volatility of Weyerhaeuser Company’s stock was based on historical volatilities and implied volatility from traded options on Weyerhaeuser Company’s stock. The expected term of the options was based on a Monte-Carlo simulation which considers optionee termination and exercise behaviors. The risk-free interest rate was based on the U.S. Treasury yield curve at the time of grant over a period matching the expected term of the option.

The following table shows our stock option unit activity for the year ended December 31, 2013 and the three months ended March 31, 2014:

	OPTIONS (IN THOUSANDS)	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (IN YEARS)	AGGREGATE INTRINSIC VALUE (IN THOUSANDS)
Outstanding at December 31, 2012	2,645	$22.73	5.46	$10,989
Granted	329	$30.54
Exercised	(632)	$21.64
Forfeited or expired	(81)	$26.11

Outstanding at December 31, 2013	2,261	$24.05	5.33	$17,004

Granted (unaudited)	380	$30.16
Exercised (unaudited)	(122)	$21.36
Forfeited or expired (unaudited)	(17)	$24.80

Outstanding at March 31, 2014 (unaudited)	2,502	$25.11	5.92	$11,730

Exercisable at March 31, 2014 (unaudited)	1,694	$23.70	4.45	$10,104

WEYERHAEUSER RESTRICTED STOCK UNITS

Restricted stock unit awards are granted with a fair value equal to the market price of Weyerhaeuser Company’s stock at the date of grant. Restricted stock unit awards generally vest ratably over four years of continuous service. Award provisions require an accelerated vesting schedule in the event of retirement eligibility or involuntary termination. As restricted stock units vest, a portion of the shares awarded is withheld to cover employee taxes. As a result, the number of restricted stock units vested and the number of Weyerhaeuser common shares issued will differ.

The following table shows our restricted stock unit activity for the year ended December 31, 2013 and the three months ended March 31, 2014:

	STOCK UNITS (IN THOUSANDS)	WEIGHTED AVERAGE GRANT- DATE FAIR VALUE
Nonvested at December 31, 2012	206	$22.05
Granted	112	$30.55
Vested	(63)	$22.28
Forfeited	(8)	$26.06

Nonvested at December 31, 2013	247	$25.70
Granted (unaudited)	126	$30.16
Vested (unaudited)	(87)	$25.01
Forfeited (Unaudited)	(4)	$25.70

Nonvested as of March 31, 2014 (unaudited)	282	$27.91

Nonvested restricted stock units accrue dividends that are paid out by Weyerhaeuser when restricted stock units vest. Any restricted stock units forfeited will not receive dividends.

WEYERHAEUSER PERFORMANCE SHARE UNITS

As part of our long-term incentive compensation strategy intended to tie executive compensation more closely to company performance, we granted a target number of performance share units to select executives in 2014. These share-based awards will be paid in the form of shares of Weyerhaeuser Company stock—to the extent earned through Weyerhaeuser Company performance against financial goals—over a four-year vesting period. Performance share unit awards generally vest 50 percent, 25 percent and 25 percent on the second, third and fourth anniversaries of the grant date, respectively, as long as the participant remains employed by the company. Awards are forfeited upon termination of employment, except in the event of involuntary termination or retirement where award provisions require an accelerated vesting schedule based on the length of employment after grant date. As performance share units vest, a portion of the shares awarded will be withheld to cover employee taxes. As a result, the number of performance share units vested and the number of Weyerhaeuser common shares issued will differ.

The weighted average assumptions we used in estimating the value of performance share units granted during the three months ended March 31, 2014, and the years ended December 31, 2013, 2012 and 2011 were as follows:

	(UNAUDITED) 2014 GRANTS	2013 GRANTS	2012 GRANTS	2011 GRANTS
Performance period	1/1/2014 – 12/31/2015	1/1/2013 – 12/31/2014	1/1/2012 – 12/31/2013	1/1/2011 – 12/31/2012
Valuation date closing stock price	$30.16	$30.48	$20.56	$24.32
Expected dividends	2.91%	2.23%	2.92%	0.82%
Risk-free rate	0.03% – 0.79%	0.09% – 0.46%	0.08% – 0.32%	0.12% – 0.80%
Volatility	20.74% – 23.53%	22.09% – 29.57%	34.86% – 34.66%	28.65% – 35.74%

The following table shows our performance share unit activity for the year ended December 31, 2013 and the three months ended March 31, 2014:

	GRANTS (IN THOUSANDS)					WEIGHTED AVERAGE GRANT-DATE FAIR VALUE
	2014	2013	2012	2011	TOTAL
Nonvested at December 31, 2012	—	—	14	14	28	$24.38
Granted at target	—	12	—	—	12	$31.59
Vested	—	—	—	(7)	(7)	$27.30
Performance adjustment	—	6	3	—	9	$28.70

Nonvested at December 31, 2013	—	18	17	7	42	$26.86
Granted at target (unaudited)	22	—	—	—	22	$30.62
Vested at target (unaudited)		—	(9)	(3)	(12)	$23.32

Nonvested at March 31, 2014 (unaudited)	22	18	8	4	52	$29.27

For 2014, 2013, 2012 and 2011 grants, the number of shares earned is based on financial metrics related to Weyerhaeuser Company cash flows and total shareholder return (TSR).

For 2013 grants, Weyerhaeuser exceeded the cash flow target, resulting in an initial number of shares earned equal to 150 percent of target. The ultimate number of performance shares earned may be adjusted when the Weyerhaeuser TSR performance period is completed. The Weyerhaeuser TSR component could modify the initial number of shares earned up or down by 20 percent.

For 2012 grants, Weyerhaeuser exceeded the cash flow target, resulting in an initial number of shares earned equal to 122 percent of target. Because Weyerhaeuser’s two-year TSR ranking was between the 50th and 75th percentile, the initial number of shares granted increased by 17 percent.

For 2011 grants, Weyerhaeuser exceeded the cash flow target, resulting in an initial number of shares earned equal to 105 percent of target. Because Weyerhaeuser’s two-year TSR ranking was greater than the 75th percentile, the initial number of shares granted increased by 20 percent.

NOTE 16: COMMITMENTS AND CONTINGENT LIABILITIES

LEGAL PROCEEDINGS

We are party to various legal proceedings arising in the ordinary course of business; however, we are not currently a party to any legal proceeding that management believes could have a material adverse effect on our long-term consolidated financial position, results of operations or cash flows.

We, and one of our subsidiaries, along with its joint venture members and their respective parent companies, were defendants in lawsuits litigated in Nevada. The plaintiffs (lender groups and one joint venture member) sought damages on the basis of enforcement of guaranties and other related claims regarding South Edge, LLC (South Edge), a large Nevada-based land acquisition and residential development venture. South Edge was put into involuntary bankruptcy by the lenders in February 2011. In October 2011, a plan of reorganization for South Edge was confirmed by the bankruptcy court. The confirmed plan of reorganization provided for the formation of a new joint venture, Inspirada Builders, LLC (Inspirada), a cash settlement to the lenders and the developer, acquisition of land by Inspirada, and settlement of all claims against us and other settling members of the joint ventures by the plaintiffs. As of December 31, 2013, Inspirada continued to hold title to the land, which was expected to be distributed to the individual members. We also recorded an investment in Inspirada based on the estimated fair value of the land we expected to receive. We recognized increases to earnings of $0.9 million in the year ended December 31, 2013, $2.1 million in the year ended December 31, 2012 and $6.5 million in the year ended December 31, 2011 as a result of reversing previous accruals for this matter and recognizing the value of land expected to be received from the settlement, which are reflected as a reduction of costs and expenses for land and lots in the accompanying consolidated statement of operations. During 2011, we made payments of $32.1 million in settlement of these claims, which had been fully accrued in a prior year.

During the three months ended March 31, 2014, we received a distribution of the land from Inspirada and we recorded a transfer of our investment in Inspirada to real estate under development and for sale. There was no effect on earnings in the three months ended March 31, 2014, as a result of the distribution.

OPERATING LEASES

We have operating leases for:

•	office space, other buildings and equipment;

•	model homes; and

•	real estate ground leases.

Office Space, Buildings and Equipment

Our rent expense for office space, buildings and equipment for the three months ended March 31, 2014 and 2013 was:

•	$1.0 million (unaudited) in 2014 and

•	$1.5 million (unaudited) in 2013.

Our rent expense for office space, buildings and equipment for the years ended December 31, 2013, 2012 and 2011 was:

•	$5.1 million in 2013,

•	$5.4 million in 2012 and

•	$5.7 million in 2011

Our operating lease commitments for office space and other buildings and equipment for the remainder of 2014, the next five years and thereafter were as follows:

DOLLAR AMOUNTS IN THOUSANDS
(UNAUDITED) AS OF March 31, 2014
Remainder of 2014	$5,290
2015	5,682
2016	5,613
2017	4,497
2018	2,676
Thereafter	10,128

Our minimum sublease rental income due to us in future periods under noncancellable sublease arrangements for office space and other buildings and equipment for the remainder of 2014, the next five years and thereafter were as follows:

DOLLAR AMOUNTS IN THOUSANDS
(UNAUDITED) AS OF March 31, 2014
Remainder of 2014	$528
2015	529
2016	602
2017	471
2018	0
Thereafter	—

Model Homes

As part of our model home activities, we sell selected model homes to third parties at fair value and lease them back at market lease payments for periods approximating six months to three years.

Our rent expense for model homes for the three months ended March 31, 2014 and 2013 was:

•	$0.2 million (unaudited) in 2014 and

•	$0.2 million (unaudited) in 2013.

Our rent expense for model homes for the years ended December 31, 2013, 2012 and 2011 was:

•	$0.7 million in 2013,

•	$0.9 million in 2012 and

•	$2.1 million in 2011.

As of March 31, 2014, our only model home lease commitments were $292,000 (unaudited) payable in 2014.

Ground Leases

In 1987, we obtained two 55-year ground leases of commercial property that provided for three renewal options of ten years each and one 45-year renewal option. We exercised the three 10-year extensions on one of these ground leases extending the lease through 2071. The commercial buildings on these properties have been sold and the ground leases have been sublet to the buyers.

For one of these leases, we are responsible for making lease payments to the land owner, and we collect sublease payments from the buyers of the buildings. Our lease commitments under this ground lease, which extends through 2071, were:

DOLLAR AMOUNTS IN THOUSANDS
(UNAUDITED) AS OF March 31, 2014
Remainder of 2014	$1,668
2015	2,224
2016	2,224
2017	2,224
2018	2,224
Thereafter	81,374

This ground lease has been subleased through 2041 to the buyers of the commercial buildings. Our lease commitments through 2041 total $61.7 million as of March 31, 2014, and are fully offset by sublease receipts under the noncancellable subleases.

For the second lease, the buyers of the buildings are responsible for making lease payments directly to the land owner. However, we have guaranteed the performance of the buyers/lessees. As of March 31, 2014, guaranteed future payments on the lease, which expires in 2041, were $11.7 million (unaudited).

LETTERS OF CREDIT AND SURETY BONDS

Our contingent liabilities are customary for a contractor to satisfactorily complete construction projects. In the normal course of business, we provide standby letters of credit and performance bonds as security that we will fulfill our contractual obligations. The amounts of letters of credit and surety bonds we had entered into as of March 31, 2014 and December 31, 2013 and 2012 were:

	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Letters of credit	$3,816	$4,316	$4,165
Surety bonds	$299,101	$280,550	$261,484

Estimated costs to complete the work covered by the surety bonds as of March 31, 2014 were approximately $126 million (unaudited).

NOTE 17: OTHER ACCRUED LIABILITIES

Other accrued liabilities were comprised of the following:

	(UNAUDITED) MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012
Estimated cost for completion	$37,433	$53,160	$33,567
Warranty reserves	24,378	24,449	24,485
Customer deposits	16,347	13,432	7,664
Other	22,020	28,261	28,289

Total	$100,178	$119,302	$94,005

Estimated cost for completion reflects an accrual for future development costs. As discussed in Note 1: Summary of Significant Accounting Policies—Inventory, land and lot development costs allocated to inventory and expensed as the sale of inventory closes and delivery occurs includes an allocation of future development costs expected to be incurred over the life of a community. If total costs expensed through cost of sales for a community exceed actual costs incurred to date, an accrual is required and is recorded as estimated cost for completion.

Warranty reserves are accrued as home deliveries occur. Our warranty reserves on homes delivered will vary based on product type and geographic area and also depending on state and local laws. The warranty reserve is included in other accrued liabilities on our consolidated balance sheet and represents expected future costs based on our historical experience over previous years. Estimated warranty costs are charged to cost and expenses in the period in which the related single-family home sales revenue is recognized. The change in our warranty reserves were:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Warranty reserves, beginning of year	$24,449	$24,485	$24,485	$26,404	$25,368
Additions to reserve	4,392	3,913	8,102	5,423	5,517
Adjustments to pre-existing reserves	(1,996)	(1,815)	1,933	2,650	4,478
Payments	(2,467)	(2,435)	(10,071)	(9,992)	(8,959)

Warranty reserves, end of period	$24,378	$24,148	$24,449	$24,485	$26,404

We carry insurance that covers certain warranty expenditures at Pardee. We record expected recoveries from insurance carriers when proceeds are probable and estimable. Outstanding insurance recoveries receivable, a portion of which relates to the warranty liability, were $11.8 million (unaudited) as of March 31, 2014, $12.5 million as of December 31, 2013 and $13.7 million as of December 31, 2012. Warranty receivables can be found in Note  4: Receivables.

NOTE 18: SHAREHOLDER’S INTEREST

This note provides details about our preferred shares and common shares.

PREFERRED SHARES

We had no preferred shares outstanding as March 31, 2014, December 31, 2013 or 2012. However, we have authorization to issue 10 million preferred shares with a par value of $1.00 per share. We may issue preferred shares at one time or through a series of offerings. The shares may have varying rights that can include:

•	the dividend rates,

•	redemption rights,

•	amount payable upon voluntary or involuntary liquidation,

•	sinking fund provisions,

•	conversion terms and

•	voting rights

When issued, the outstanding preferred shares rank senior to outstanding common shares. That means preferred shares would receive dividends and assets available on liquidation before any payments are made to common shares.

COMMON SHARES

After reflecting the stock split that was effective as of January 17, 2014, we had 100 million common shares issued and outstanding as of March 31, 2014 (unaudited), December 31, 2013 and December 31, 2012 with a par value of $0.04 per share. No common share dividends have been declared by our Board of Directors during the three months ended March 31, 2014 (unaudited) or the three years ended December 31, 2013.

CUMULATIVE OTHER COMPREHENSIVE INCOME

We had no cumulative other comprehensive income during the three months ended March 31, 2014 (unaudited) or the three years ended December 31, 2013.

NOTE 19: REAL ESTATE IMPAIRMENTS AND CHARGES

The following table shows our real estate impairments and charges:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Impairments of homebuilding assets and related charges:
Impairments, homebuilding inventory	$10	$295	$341,086	$735	$9,751
Write-off of pre-acquisition costs	458	198	4,362	2,856	1,268

Total	$468	$493	$345,448	$3,591	$11,019

Impairments of homebuilding assets and related charges relate primarily to projects or communities held for development. Within a community that is held for development, there may be individual homes or parcels of land that are currently held for sale. Impairment charges recognized as a result of adjusting individual held-for-sale assets within a community to estimated fair value less cost to sell are also included in the total impairment charges above.

The homebuilding impairment charge in 2013 is primarily related to the impairment of the Coyote Springs Property. Under the terms of the TRI Pointe Transaction, certain assets and liabilities of WRECO and its subsidiaries will be excluded from the transaction and retained by Weyerhaeuser, including assets and liabilities relating to the Coyote Springs Property. See Note 23: Transaction Agreement with TRI Pointe Homes, Inc. During the fourth quarter of 2013, following the announcement of the TRI Pointe Transaction, WRECO and Weyerhaeuser began exploring strategic alternatives for the Coyote Springs Property and determined that Weyerhaeuser’s strategy for development of the Coyote Springs Property will likely differ from WRECO’s current development plan. WRECO’s development plan was long-term in nature with development and net cash flows covering at least 15-20 years. The undiscounted cash flows for the Coyote Springs Property under the WRECO development plan remained above the carrying value of the property. Weyerhaeuser’s strategy is to cease holding the Coyote Springs Property for development and to initiate activities in the near-term to market the assets to potential third-party buyers. The undiscounted cash flows under the Weyerhaeuser asset sale strategy were below the carrying value of the property. Consequently, WRECO recognized a non-cash charge of $343.3 million in the fourth quarter of 2013 for the impairment of the Coyote Springs Property.

The homebuilding impairment charge in 2011 was primarily related to the impairment of two individual communities. A $2.0 million impairment at Maracay was triggered by price reductions in a community in response to local market conditions. A $6.1 million impairment at Quadrant was triggered by slower than expected new orders in a community as a result of local market conditions and management’s decision to market the community for sale.

In addition to owning land and residential lots, we also have option agreements to purchase land and lots at a future date. We have option deposits and capitalized pre-acquisition costs associated with the optioned land and lots. When the economics of a project no longer support acquisition of the land or lots under option, we may elect not to move forward with the acquisition. Option deposits and capitalized pre-acquisition costs associated with the assets under option may be forfeited at that time. Charges for such forfeitures are reported as write-off of pre-acquisition costs.

The following table provides information about our homebuilding assets with impairments:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Total homebuilding impairment charges	$10	$295	$341,086	$735	$9,751
Fair value measurements using:
Quoted prices in active markets for identical assets (Level 1)	N/A	N/A	N/A	N/A	N/A
Significant other observable inputs (Level 2)	$1,262	$2,312	$1,528	$1,184	$4,722
Significant unobservable inputs (Level 3)	N/A	N/A	20,000	N/A	13,981

Total adjusted book value as of the end of the period	$1,262	$2,312	$21,528	$1,184	$18,703

Total impairment charges include impairments of certain assets that were disposed of during the period. Impaired book values at March 31, 2014, and December 31, 2013, 2012 and 2011, only include assets that were impaired during the period and that remain on our balance sheet as of the end of the period.

We use the market approach to determine fair value of our assets when information for comparable assets is available. This approach is commonly used for completed inventory and individual assets for sale. We typically use:

•	sales prices for comparable assets,

•	market studies,

•	appraisals, or

•	legitimate offers.

We generally use the income approach to determine fair value of real estate for our inactive projects and assets in process of development. The fair value measurement is based on the value indicated by current market expectations regarding future estimated cash inflows and outflows.

The significant unobservable inputs considered in our Level 3 valuations include discounted future cash flows of the projects. We use present value techniques based on discounting the estimated cash flows using a rate commensurate with the inherent risk associated with the assets and related estimated cash flow streams. The estimated future cash flows are affected by community-specific factors that include:

•	estimates and timing of future revenues;

•	estimates and timing of future land development, materials, labor and contractor costs;

•	community location and desirability, including availability of schools, retail, mass transit and other services;

•	local economic and demographic trends regarding employment, new jobs and taxes;

•	competitor presence, product types, future competition, pricing, incentives and discounts; and

•	land availability, number of lots we own or control, entitlement restrictions and alternative uses.

The estimated fair value of the Coyote Springs Property that was impaired during 2013 was primarily based on an independent appraisal. WRECO management is responsible for the estimated fair value of the Coyote Springs Property, but considered the independent appraisal as part of their evaluation. The estimated fair value was determined using both other observable inputs (Level 2) related to other market transactions and significant unobservable inputs (Level 3) such as the timing and amounts of future cash flows related to the development of the property, timing and amounts of proceeds from acreage sales, access to water for use on the property and discount rates applicable to the future cash flows. The discount rate applied to the estimated future cash flow projections was 25 percent.

There were no Level 3 valuations in 2014 or 2012. Discount rates applied to the estimated future cash flows of our homebuilding assets in 2011 ranged from 15 percent to 18 percent.

NOTE 20: CHARGES FOR RESTRUCTURING

Restructuring costs and expenses include costs incurred in connection with the pending TRI Pointe Transaction and costs incurred in connection with general cost reduction initiatives. Restructure costs were comprised of the following:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Employee-related costs	$1,247	$63	$5,736	$573	$999
Lease termination costs	411	377	5,202	1,887	1,802
Other costs	58	—	—	—	—

Total	$1,716	$440	$10,938	$2,460	$2,801

Employee-related costs incurred in three months ended March 31, 2014 and the year ended December 31, 2013 included employee retention, severance and other costs incurred primarily in connection with the pending TRI Pointe Transaction. These costs were recognized in the Corporate and other reporting segment. Additional employee-related restructuring costs expected to be incurred in connection with the TRI Pointe Transaction are estimated to be approximately $5 million and are expected to be incurred during the remainder of 2014.

Lease termination costs relate to contract terminations in both the current and prior years related to general cost reduction initiatives. Lease termination costs recognized in the year ended December 31, 2013 included $3.8 million of charges at Pardee and $1.4 million of charges at Quadrant. Lease termination costs recognized in 2012 and 2011 were primarily related to Pardee.

Other costs are primarily comprised of one-time charges incurred to prepare for the integration of WRECO and TRI Pointe. These costs were incurred in the Corporate and other reporting segment and were generally expensed as incurred.

Changes in our reserves related to restructuring activities were as follows:

EMPLOYEE-RELATED RESTRUCTURE RESERVES

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Accrued employee-related costs, beginning of year	$4,336	$28	$28	$104	$307
Current year charges	1,247	63	5,736	573	999
Payments	(5,583)	(91)	(1,428)	(649)	(1,202)

Accrued employee-related costs, end of period	$—	$—	$4,336	$28	$104

LEASE TERMINATION RESERVES

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Accrued lease termination costs, beginning of year	$3,506	$2,335	$2,335	$3,674	$5,572
Current year charges	411	377	5,202	1,887	1,802
Payments	(1,159)	(547)	(4,031)	(3,226)	(3,700)

Accrued lease termination costs, end of period	$2,758	$2,165	$3,506	$2,335	$3,674

NOTE 21: OTHER INCOME (EXPENSE), NET

Other income (expense), net can fluctuate from year to year and includes:

•	both recurring and occasional income and expense items

•	interest income, and

•	interest expense, net of amounts capitalized.

Various income and expense items included in other income (expense), net for the three months ended March 31, 2014 and 2013 and the three years ended December 31, 2013, 2012 and 2011 are as follows:

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Interest income	$380	$1,131	$3,450	$1,692	$1,448
Interest expense, net of amounts capitalized	(229)	(553)	(3,593)	(4,979)	(2,216)
Other, net	584	373	2,593	1,711	1,264

Total	$735	$951	$2,450	$(1,576)	$496

NOTE 22: INCOME TAXES

This note provides details about our income taxes applicable to continuing operations:

•	method used for allocating income taxes,

•	earnings before income taxes,

•	provision for income taxes,

•	effective income tax rate,

•	deferred tax assets and liabilities, and

•	unrecognized tax benefits.

METHOD USED FOR ALLOCATING INCOME TAXES

Income taxes are allocated to us using the pro rata method, which means our tax provisions and resulting income tax receivable from or payable to Weyerhaeuser NR Company represent the income tax amounts allocated to us on pro rata share method based upon our actual results. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards which exist for Weyerhaeuser NR Company and are attributable to our operations.

If we were to calculate income taxes using the separate return method, there would be no change to our income tax provision, and our balance sheet as of December 31, 2013 would reflect $0.5 million less deferred tax asset due to utilization of federal credit carryovers on a separate return basis that have not yet been utilized on a consolidated return basis. Our balance sheet at December 31, 2012 would reflect an additional deferred tax asset in the amount of $17 million on a separate return basis for federal net operating losses and credit carryforwards. The difference in the deferred tax asset calculated under the separate return method would be recorded as an adjustment to capital for the hypothetical dividend in 2013 or contribution in 2012 for the difference between the amount received under the tax allocation agreement and the hypothetical settlement based on the separate return method. With the exception of the valuation allowance discussed below, we believe it is more likely than not that we will have sufficient future taxable income on a separate return basis in order to fully realize our deferred tax assets.

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

DOLLAR AMOUNTS IN THOUSANDS
	YEAR ENDED
	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Earnings (loss) from continuing operations before taxes	$(237,454)	$99,629	$54,272

INCOME TAX EXPENSE FROM CONTINUING OPERATIONS

DOLLAR AMOUNTS IN THOUSANDS
	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Current:
Federal	$21,773	$1,457	$(8,681)
State	1,646	122	701

Total current taxes	23,419	1,579	(7,980)

Deferred:
Federal	(107,651)	33,446	26,934
State	(1,929)	3,885	379

Total deferred taxes	(109,580)	37,331	27,313

Total income tax (benefit) expense	$(86,161)	$38,910	$19,333

EFFECTIVE INCOME TAX RATE APPLICABLE TO CONTINUING OPERATIONS

DOLLAR AMOUNTS IN THOUSANDS
	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
U.S. federal statutory income tax	$(83,109)	$34,870	$18,995
State income taxes, net of federal tax impact	(859)	3,964	835
Other, net	(2,193)	76	(497)

Total income tax (benefit) expense	$(86,161)	$38,910	$19,333

Effective income tax rate	36.3%	39.1%	35.6%

ESTIMATED ANNUAL EFFECTIVE TAX RATE

The provision for income taxes for the three months ended March 31, 2014, and March 31, 2013, are based on the current estimate of the annual effective tax rate adjusted to reflect the tax impact of items discrete to the quarter.

Our estimated effective income tax rates excluding discrete items were:

•	37.4 percent (unaudited) for the three months ending March 31, 2014

•	37.2 percent (unaudited) for the three months ending March 31, 2013

The effective rates are higher than the statutory rate primarily due to the effect of state income taxes.

Excluded from the calculation of our effective income tax rate for 2013 is a $400,000 benefit for the 2012 Energy Efficiency Credit that was not extended retroactively into law until the American Taxpayer Relief Act of 2012 was enacted in January 2013.

DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and liabilities reflect temporary differences between pretax book income and taxable income using presently enacted tax rates and laws. Deferred tax assets represent tax benefits that have already been recorded for book purposes but will be recorded for tax purposes in the future. Deferred tax liabilities represent income that has been recorded for book purposes but will be reported as taxable income in the future.

Items Included in Deferred Tax Assets (Liabilities)

	DECEMBER 31, 2013	DECEMBER 31, 2012
Deferred tax assets:
Impairment and other valuation reserves	$230,430	$126,074
Incentive compensation	15,892	17,742
Indirect costs capitalized	17,068	16,196
Net operating loss carryforwards (state)	34,000	47,122
Other costs and expenses	21,970	17,917

Gross deferred tax assets	319,360	225,051
Valuation allowance	(8,300)	(20,000)

Net deferred tax assets	311,060	205,051

Deferred tax liabilities:
Interest capitalized	(3,040)	(5,450)
Basis difference in inventory	(14,007)	(15,313)
Intangibles	(2,463)	(2,640)
Other	(2,567)	(2,063)

Deferred tax liabilities	(22,077)	(25,466)

Net deferred tax assets	$288,983	$179,585

OTHER INFORMATION ABOUT OUR DEFERRED TAX ASSETS (LIABILITIES)

Other information about our deferred income tax assets (liabilities) include:

•	net operating loss carryforwards and

•	valuation allowance

Net Operating Loss Carryforwards

As of December 31, 2013, our state net operating loss carryforward was $34.0 million, which will expire between 2014 through 2033.

Valuation Allowance

We believe it is more likely than not that we will have sufficient future taxable income to realize our deferred tax assets, with the exception of $8.3 million in state net operating losses for which we have recorded a valuation allowance as of December 31, 2013. The valuation allowance decreased $11.7 million from the amount reported in 2012 due to the expiration of certain state net operating loss carryforwards. We file either separate or unitary state income tax returns.

UNRECOGNIZED TAX BENEFITS

Unrecognized tax benefits represent potential future obligations to taxing authorities if uncertain tax positions we have taken on previously filed tax returns are not sustained. These amounts represent the gross amount of exposure in individual jurisdictions and do not reflect any additional benefits expected to be realized if such positions were not sustained, such as the federal deduction that could be realized if an unrecognized state deduction was not sustained. We have no unrecognized tax benefits as of December 31, 2013 or 2012.

In accordance with our accounting policy, we would accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense.

As of December 31, 2012, our parent, Weyerhaeuser NR Company’s 2008-2010 consolidated federal income tax returns were under examination. The examination was completed during 2013. During April 2014, Weyerhaeuser NR Company’s 2012 consolidated federal income tax return was opened for examination.

NOTE 23: TRANSACTION AGREEMENT WITH TRI POINTE HOMES, INC.

On June 16, 2013, Weyerhaeuser announced its Board of Directors authorized the exploration of strategic alternatives with respect to WRECO. The Board indicated that it intended to consider a broad range of alternatives including, but not limited to, continuing to operate WRECO, or a merger, sale or spin-off of the business.

On November 4, 2013, Weyerhaeuser announced that they had entered into a transaction agreement dated as of November 3, 2013, with TRI Pointe Homes, Inc. (“TRI Pointe”). Pursuant to the transaction agreement, WRECO will be divested through a Reverse Morris Trust transaction and ultimately become a wholly owned subsidiary of TRI Pointe.

Under the terms of the transaction agreement with TRI Pointe, certain assets and liabilities of WRECO and its subsidiaries will be excluded from the TRI Pointe Transaction and retained by Weyerhaeuser, including assets and liabilities relating to the Coyote Springs Property. Weyerhaeuser will indemnify WRECO for costs incurred in connection with the transfer of the Coyote Springs Property from WRECO to Weyerhaeuser.

The Coyote Springs Property involves operating agreements with multiple counterparties. In connection with the Coyote Springs Property, WRECO owns 10,686 lots and has an additional 56,413 lots under control through an option agreement. The total book value of assets related to the Coyote Springs Property was approximately $20.0 million as of March 31, 2014 (unaudited) and December 31, 2013. The book value of inventory related to the Coyote Springs Property on the accompanying consolidated balance sheet is included in land held for future use in Note 5: Inventory, as home construction, sale and related residential development of this property has been delayed pending further market recovery.

Upon close of the TRI Pointe Transaction, which is expected to occur in the third quarter of 2014, our participation in the Revolving Credit Facility Agreement, under which we may currently borrow up to $50.0 million jointly with Weyerhaeuser, and our promissory note due to Weyerhaeuser will expire. See Note 11: Relationship and Transactions with Weyerhaeuser and Note 12: Debt and Revolving Lines of Credit for additional information.

NOTE 24: DISCONTINUED OPERATIONS

On October 31, 2013, our wholly owned subsidiary, Weyerhaeuser Realty Investors, Inc. (WRI), was sold to Weyerhaeuser NR Company. The assets, liabilities as of December 31, 2012 and results of operations for WRI for all periods presented have been recorded as discontinued operations in the accompanying consolidated financial statements. Cash flows of WRI remain fully consolidated in the accompanying consolidated statement of cash flows.

ASSETS AND LIABILITIES OF DISCONTINUED OPERATIONS

DOLLAR AMOUNTS IN THOUSANDS
DECEMBER 31, 2012
Assets:
Receivables, net	$144
Income tax receivable from Weyerhaeuser	15,522
Deferred tax assets	2,627

Total assets	$18,293

Liabilities:
Accounts payable and accrued liabilities	$698

Total liabilities	$698

EARNINGS OF DISCONTINUED OPERATIONS

DOLLAR AMOUNTS IN THOUSANDS
	(UNAUDITED) THREE MONTHS ENDED		YEAR ENDED
	MARCH 31, 2014	MARCH 31, 2013	DECEMBER 31, 2013	DECEMBER 31, 2012	DECEMBER 31, 2011
Earnings before income taxes	$—	$300	$602	$487	$115
Gain on sale of discontinued operations	—	—	1,946	—	—
Income tax benefit (expense)	—	(111)	(710)	275	474

Discontinued operations, net of income taxes	$—	$189	$1,838	$762	$589

During 2013, WRI received tax payments of $15.5 million from Weyerhaeuser. On October 31, 2013, Weyerhaeuser NR acquired WRI for $3.6 million, which represents the estimated fair value of WRI based on a discounted cash flow analysis. The purchase price was recorded as a reduction in our debt payable to Weyerhaeuser. The sale of WRI resulted in a net gain to WRECO of approximately $1.9 million, which was recognized in the fourth quarter of 2013.

NOTE 25: SUBSEQUENT EVENTS

We have evaluated events and transactions through the date these consolidated financial statements were issued, for items that should potentially be recognized or disclosed.